Exhibit 99.01

NEWS RELEASE

CONTACTS

Investor Contact Mary Lai	Media Contact Spring Harris
NortonLifeLock Inc.	NortonLifeLock Inc.
IR@NortonLifeLock.com	Press@NortonLifeLock.com

NORTONLIFELOCK to Acquire Avira

Accelerates International Growth and Expands Consumer Reach through Freemium Model

TEMPE, Ariz. and Tettnang, Germany — December 7, 2020 – NortonLifeLock (NASDAQ: NLOK), a global leader in consumer Cyber Safety, today announced it has agreed to acquire Avira in an all-cash transaction for approximately $360 million from Investcorp Technology Partners. Avira provides a consumer-focused portfolio of cybersecurity and privacy solutions to a strong base in Europe and key emerging markets.

“I am delighted to welcome Avira to the Norton family,” said Vincent Pilette, CEO, NortonLifeLock. “We strive to bring Cyber Safety to everyone, and acquiring Avira adds a growing business to our portfolio, accelerates our international growth and expands our go-to-market model with a leading freemium solution. Culturally, we are a great match. We share a relentless focus on delivering innovative products to customers and we always think customer-first. We cannot wait to get started with Avira.”

“NortonLifeLock and Avira are fiercely dedicated to helping protect consumers’ digital lives,” said Travis Witteveen, CEO, Avira. “We are thrilled to become part of NortonLifeLock – a company that is synonymous with trust and leadership in Cyber Safety. By leveraging the scale of NortonLifeLock, we can reach and protect more consumers around the globe.”

“We were pioneers in delivering comprehensive Cyber Safety to consumers via our Norton 360 platform, and now with the addition of Avira’s product capabilities and solutions, we can better serve a broader set of consumers with our combined portfolio and a freemium business model,” said Gagan Singh, chief product officer, NortonLifeLock.

Expected Strategic and Financial Benefits

•	Advances NortonLifeLock’s aspiration to bring Cyber Safety to everyone.

•	Accelerates international growth in Europe and key emerging markets.

•	Brings freemium business model and 30M+ active devices to the Norton family.

•	Adds approximately 3 points of growth to our revenue with more than 1.5M paying customers

•	Financially accretive in the first year, to achieve approximately 50% operating margin post-synergies.

Upon deal close, Avira CEO Travis Witteveen and CTO Matthias Ollig will join the NortonLifeLock leadership team. Subject to regulatory and customary closing conditions, the acquisition is expected to close in the Fiscal 2021 fourth quarter and is not expected to be material to Fiscal 2021 Q4 results.

About NortonLifeLock Inc.

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of approximately 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.nortonlifelock.com.

About Avira

Avira protects people in the connected world — enabling everyone to manage and secure their digital lives. Avira provides a consumer-focused portfolio of security and privacy solutions for Windows and Mac computers, Android and iOS smartphones, home networks, and smart devices (IoT). All Avira features are available as licensed SDKs and APIs. Working together, Avira and its partners protect more than 500 million devices globally. Avira solutions consistently achieve best-in-class results from independent security tests.

For more information about Avira visit www.Avira.com.

Forward-Looking Statements

This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: statements regarding the acquisition of Avira and the time frame in which this will occur; the expected benefits to NortonLifeLock, its customers, stockholders and investors from completing the acquisition, including without limitation expected revenue, subscriber, paying customers and active devices growth, operating margin improvements, improvements to total addressable market and value proposition, future product innovation, earnings accretion and cost savings; statements regarding cost reduction, integration and synergy efforts, and the potential benefits to be derived therefrom; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the current and future impact of the COVID-19 pandemic on NortonLifeLock’s business and industry; obtaining required regulatory clearances and the satisfaction of other closing conditions, the potential impact on the businesses of NortonLifeLock and Avira due to uncertainties regarding the acquisition; the retention of employees of Avira and the ability of NortonLifeLock to successfully integrate Avira and to achieve expected benefits; general economic conditions; the ability of NortonLifeLock to successfully execute strategic plans; maintaining customer and partner relationships; anticipated growth of certain market segments; fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance; the effect of the sale of substantially all of the Enterprise Security assets on NortonLifeLock’s retained businesses and products; general business and economic conditions; and matters arising out of our completed Audit Committee investigation and the ongoing U.S. Securities and Exchange Commission investigation. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of NortonLifeLock’s most recent reports on Form 10-K and Form 10-Q. NortonLifeLock assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

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